AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT is made effective as of August 1, 2007 by and between John D. Johnson (hereafter “Johnson”) and CHS Inc., a Minnesota cooperative corporation (together with all affiliates, the “Company”). This Agreement amends and restates that certain Employment Agreement effective as of September 1, 2003 between Johnson and the Company.

1.	Employment

The Company hereby agrees to and does hereby employ Johnson as its Chief Executive Officer, and Johnson hereby agrees to accept employment with the Company as Chief Executive Officer, for the period set forth in Paragraph 2 below (the period of employment) upon the other terms and conditions set forth in this Agreement.

2.	Period of Employment; Termination of Agreement

The period of employment shall commence on the date of this Agreement and, subject to the provisions of Paragraph 5 below, shall continue through August 31, 2009. Thereafter, this Agreement shall automatically renew for subsequent periods of one (1) year each, provided that Johnson’s employment may be earlier terminated by either party, as hereafter provided, subject to the rights and obligations of the parties set forth herein.

3.	Performance

Throughout the period of employment, Johnson agrees to devote his full time and attention during normal business hours to the business of the Company, except for earned vacations and except for illness or incapacity.

4.	Compensation

(a)	For all services to be rendered by Johnson in any capacity during the period of employment, Johnson shall be paid as annual compensation a base salary of at least $900,000. The Board will annually review Johnson’s annual compensation and determine what is appropriate for a cost of living increase, merit increase, and/or increase in responsibilities or duties.

(b)	During the term of his employment hereunder, Johnson shall be compensated pursuant to the plan in effect on September 1, 2003 with annual variable pay pursuant to the plan in effect during the term of this agreement. In addition, Johnson shall be eligible for long term variable pay.

(c)	Johnson shall be entitled to receive all benefits set forth in the Special Supplemental Executive Retirement Plan, effective November 6, 2003 (the “Special SERP”) or any successor plan. Johnson shall further be entitled to any additional employee benefits separately made available to him from time to time by the Board in its discretion.

(d)	The Company shall bear such ordinary and necessary business expenses incurred by Johnson in performing his duties hereunder as the Company determines from time to time, provided that Johnson accounts promptly for such expenses to the Company in the manner prescribed from time to time by the Company.

5. Termination

(a)	Nonrenewal of Agreement. The Company may elect not to renew this Agreement, and thereby to terminate Johnson’s employment hereunder without any obligation, upon at least one (1) year’s prior written notice to Johnson.

(b)	Termination by CHS. The Company may terminate Johnson’s employment hereunder, without cause and without any further obligation, upon at least one (1) year’s prior written notice to Johnson. The Company may terminate Johnson’s employment hereunder for cause, without prior written notice and without incurring further obligation. For the purpose of this Agreement, termination of Johnson’s employment shall be deemed to have been for cause only:

(i)	if termination of Johnson’s employment shall have been the result of an act or acts of fraud, theft or embezzlement on the part of Johnson which, if convicted, would constitute a felony and which results or which is intended to result directly or indirectly in gain or personal enrichment of Johnson at the expense of the Company; or

(ii)	if termination of Johnson’s employment results from Johnson’s willful and material misconduct, including willful and material failure to perform his duties, and Johnson has been given written notice by the Board of Directors with respect to such and Johnson does not cure within a reasonable time; or

(iii)	if there has been a breach by Johnson during the period of employment of the provisions of Paragraph 3 above, relating to the time to be devoted to the affairs of the Company, and with respect to any alleged breach of Paragraph 3 hereof, Johnson shall have substantially failed to remedy such alleged breach within thirty days from Johnson’s receipt of notice from the Board of Directors.

(c)	Termination by Johnson. Johnson shall have the right to terminate his employment in his sole discretion, with or without cause, by providing thirty (30) days notice of his intent to resign. Johnson shall in that event receive no further compensation or severance allowance.

(d)	Death. In the event of Johnson’s death during the period of employment, the legal representative of Johnson shall be entitled to the base or fixed salary provided for in Paragraph 4(a) above for the month in which death shall have occurred, at the rate being paid at the time of death, and the period of employment shall be deemed to have ended as of the close of business on the last day of the month in which death shall have occurred but without prejudice to any benefits, such as life insurance, otherwise due in respect of Johnson’s death.

(e)	Disability

(i)	In the event of Johnson’s disability during the period of employment, Johnson shall be entitled to an amount equal to the base or fixed salary provided for in Paragraph 4(a) above, at the rate being paid at the time of the commencement of disability, for the period of such disability but not in excess of twelve (12) months from the beginning of the period that establishes such disability, as described in Paragraph 5(e)(iii) below.

(ii)	The amount of any payments due under Paragraph 5(e)(i) shall be reduced by any payments to which Johnson may be entitled for the same period because of disability under any disability or pension plan of the Company or of any division, subsidiary, or affiliate thereof, or as the result of workers’ compensation or nonoccupational disability payments received from any government entity.

(iii)	The term “Disability” as used in this Agreement, shall mean an illness or accident occurring during the period of employment which prevents Johnson from performing the essential functions of his job under this Agreement, with reasonable accommodations (as defined by federal and Minnesota disability laws), for a period of six consecutive months. The period of employment shall be deemed to have ended as of the close of business on the last day of such six-month period but without prejudice to any payments due Johnson from any disability policy or disability insurance.

6. Noncompetition

Except as otherwise consented to in writing by the Board of Directors of the Company, Johnson agrees that during the term of his employment, and for a period of two (2) years thereafter, he will not directly or indirectly engage in or carry on a business that is in direct competition with any significant business unit of the Company as conclusively determined by the Board of Directors. Further, Johnson agrees that during this same period of time he will not act as an agent, representative, consultant, officer, director, independent contractor or employee of any entity or enterprise that is in direct competition with any significant business unit of the Company as conclusively determined by the Board of Directors.

7.	Nondisclosure of Confidential Information

Johnson, except in connection with his employment hereunder, will not disclose to any person or entity, either during the Period of Employment or at any time thereafter, any confidential information acquired by Johnson while employed by the Company. This protected confidential information includes the Company’s trade secrets, technical information, contracts, systems, procedures, business plans, internal reports, and personnel files and information. Johnson agrees and acknowledges that all of such information, in any form, is and will remain the sole and exclusive property of the Company.

8.	Successor in Interest

This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any purchaser or assignee of all or substantially all of its assets, but, except to any such successor, purchaser, or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto.

9. Construction

Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.	Governing Laws

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota.

11.	Notices

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, sent by Certified Mail, Return Receipt Requested:

	If to Johnson:	John D. Johnson 10 Echo Lake Blvd. Mahtomedi, MN 55115
	If to the Company:	Chairman of the Board CHS Inc. 5500 CENEX Drive Inver Grove Heights, MN 55077
	With a copy to:	General Counsel CHS Inc. 5500 CENEX Drive Inver Grove Heights, MN 55077
12.	Entire Agreement

This Agreement shall constitute the entire agreement between the parties, amending and restating the parties Agreement effective September 1, 2003 and superseding any prior agreements. This Agreement may not be modified or amended, and no waiver shall be effective, unless by written document signed by the Chairman of the Board and Johnson.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

CHS Inc.

/s/ John D. Johnson		/s/ Michael Toelle
	By:	—

John D. Johnson		Michael Toelle, Its: Chairman of the Board